Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 6, 2019, with respect to the consolidated financial statements of VSE Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission, in the following Registration Statements of VSE Corporation and Subsidiaries:

•Registration Statement (Form S-8 No. 333-195802) pertaining to the 2004 Non-employee Directors Stock Plan, as amended;
•Registration Statement (Form S-8 No. 333-195803) pertaining to the 2006 Restricted Stock Plan, as amended; and
•Registration Statement (Form S-8 No. 333-134285) pertaining to the 2006 Restricted Stock Plan, as amended
•Registration Statement (Form S-3 No. 333-248139)

/s/ Ernst & Young LLP

Tysons, Virginia
March 5, 2021